F O R M    4

	U.S. SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549
	STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940

[] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.	Name and Address of Reporting Person*

		Richard W. Koe
		6600 SW 92nd Avenue, Ste. 370
		Portland, Oregon  97223

2.	Issuer Name and Ticker or Trading Symbol

		Omnis Technology Corp. (f/k/a Blyth Holdings, Inc.)

3.	IRS Identification Number of Reporting Person, if an Entity
(Voluntary)

4.	Statement for Month/Year

		July 2000

5.	If Amendment, Date of Original (Month/Year)



6.	Relationship of Reporting Person to Issuer
	(Check all applicable)

	[]	Director					[X]	10% Owner
	[]	Officer (give title below)	[]	Other (specify below)



7.	Individual or Joint/Group Filing
	(Check applicable line)

	[X]	Form filed by one Reporting Person
	[]	Form filed by more than one Reporting Person


*If the Form is filed by more than one Reporting Person, see
Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


	Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)

		Common Stock, $.10 par value

2.	Transaction Date (Month/Day/Year)

	Astoria Capital Partners, L.P.
	4/1/99, 1/1/00, 2/24/00, 2/25/00, 2/28/00, 2/29/00, 3/1/00
	3/2/00, 3/6/00, 3/10/00, 3/14/00, 3/21/00, 3/22/00, 3/23/00
	3/27/00, 3/30/00, 3/31/00, 6/28/00	6/29/00, 6/30/00, 6/30/00
	6/30/00, 7/5/00

	Montavilla Partners, L.P.
	4/30/99, 5/28/99, 6/3/99	6/30/99, 12/29/99, 1/31/00, 1/31/00
	3/28/00, 4/12/00

3.	Transaction Code (Instr. 8)

		Code		P
		V

4.	Securities Acquired (A) or Disposed of (D)
	(Instr. 3, 4 and 5)

Astoria Capital Partners, L.P.

		Amount	1,000,000 shares
		(A) or (D)A
		Price	$0.25/share

		Amount	395,200 shares
		(A) or (D)A
		Price	$19.00/share

		Amount	10,000 shares
		(A) or (D)A
		Price	$12.44/share

		Amount	17,100 shares
		(A) or (D)A
		Price	$12.68/share

		Amount	5,500 shares
		(A) or (D)A
		Price	$16.11/share

		Amount	15,700 shares
		(A) or (D)A
		Price	$18.16/share

		Amount	2,000 shares
		(A) or (D)A
		Price	$19.26/share

		Amount	500 shares
		(A) or (D)A
		Price	$19.27/share

		Amount	2,000 shares
		(A) or (D)A
		Price	$16.44/share

		Amount	500 shares
		(A) or (D)A
		Price	$17.15/share

		Amount	500 shares
		(A) or (D)A
		Price	$17.15/share

		Amount	2,900 shares
		(A) or (D)A
		Price	$15.64/share

		Amount	1,000 shares
		(A) or (D)A
		Price	$16.95/share

		Amount	200 shares
		(A) or (D)A
		Price	$17.18/share

		Amount	1,700 shares
		(A) or (D)A
		Price	$16.91/share

		Amount	5,000 shares
		(A) or (D)A
		Price	$16.20/share

		Amount	13,000 shares
		(A) or (D)A
		Price	$17.95/share

		Amount	9,300 shares
		(A) or (D)A
		Price	$5.92/share

		Amount	18,500 shares
		(A) or (D)A
		Price	$6.60/share

		Amount	1,000 shares
		(A) or (D)A
		Price	$7.25/share

		Amount	3,000 shares
		(A) or (D)A
		Price	$7.57/share

		Amount	3,700 shares
		(A) or (D)A
		Price	$7.41/share

		Amount	1,500 shares
		(A) or (D)A
		Price	$17.17/share

Montavilla Partners, L.P.

		Amount	20,000 shares
		(A) or (D)A
		Price	$1.50/share

		Amount	3,000 shares
		(A) or (D)A
		Price	$2.38/share

		Amount	18,500 shares
		(A) or (D)A
		Price	$2.04/share

		Amount	10,000 shares
		(A) or (D)A
		Price	$2.17/share

		Amount	1,700 shares
		(A) or (D)A
		Price	$17.92/share

		Amount	3,200 shares
		(A) or (D)A
		Price	$18.31/share

		Amount	500 shares
		(A) or (D)A
		Price	$18.02/share

		Amount	1,900 shares
		(A) or (D)A
		Price	$16.74/share

		Amount	3,300 shares
		(A) or (D)A
		Price	$10.39/share

5.	Amount of Securities Beneficially Owned at End of Month
(Instr. 3 and 4)

Astoria
		-4,053,144-

Montavilla
		-62,100-

6.	Ownership Form:  Direct (D) or Indirect (I)
	(Instr. 4)

		I

7.	Nature of Indirect Beneficial Ownership
	(Instr. 4)

		By Astoria Capital Partners, L.P. 4,053,144 (1)

		By Montavilla Partners, L.P. 62,200 (1)



	Table II -- Derivative Securities Acquired,
	Disposed of, or Beneficially Owned
	(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)

	Series A Convertible Preferred Stock par value $1.00

2.	Conversion or Exercise Price of Derivative Security

	N/A

3.	Transaction Date (Month/Day/Year)

	N/A

4.	Transaction Code (Instr. 8)

		Code		N/A
				V

5.	Number of Derivative Securities Acquired (A) or
	Disposed of (D)
	(Instr. 3, 4 and 5)

		(A)	-0-
		(D)

6.	Date Exercisable and Expiration Date (Month/Day/Year)

		Date Exercisable	At discretion of holder
		Expiration Date	None

7.	Title and Amount of Underlying Securities (Instr. 3 and 4)

		Title 	Common Stock, $.10 par value
		Amount or Number of Shares	500,100

8.	Price of Derivative Security (Instr. 5)

		-$500,000-

9.	Number of Derivative Securities Beneficially Owned at
	End of Month (Instr. 4)

		300,000

10.	Ownership Form of Derivative Security:  Direct (D) or
	Indirect (I) (Instr. 4)

		I

11.	Nature of Indirect Beneficial Ownership (Instr. 4)

		By Astoria Capital Partners, L.P. (1)

Explanation of Responses:

(1)	The reporting person is a general partner of the limited
		partnerships which hold the securities and a shareholder of the limited partnerships' other general partner. The reporting person disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest in the limited partnerships.

				ASTORIA CAPITAL PARTNERS, L.P.



				/s/ Richard W. Koe        	10/19/00
				Richard W. Koe 	Date

**Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see
Instruction 6 for procedure.

(..continued)





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